DATED February 26, 2015
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 3.250% NOTES DUE 2024 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 3.250% Notes Due 2024
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	February 26, 2015
Settlement Date (Original Issue Date):
March 5, 2015, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	December 1, 2024
Principal Amount:
$125,000,000.  The notes offered hereby constitute a further issuance of, and will be consolidated with, the $250,000,000 aggregate principal amount of Medium-Term Notes, Series H, 3.250% Notes Due 2024 issued by us on December 1, 2014. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 and will trade interchangeably with the previously issued Medium-Term Notes, Series H, 3.250% Notes Due 2024 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series H, 3.250% Notes Due 2024 will be $375,000,000.

Price to Public (Issue Price):	103.792%, plus accrued interest
Dealers’ Commission:	0.475% (47.5 basis points) of the principal amount
Accrued Interest:	$1,060,763.89
All-in-price:	103.317%, plus accrued interest
Pricing Benchmark:	UST 2.000% Notes due February 15, 2025
UST Spot (Yield):	2.002%
Spread to Benchmark:	+ 80 basis points (0.800%)
Yield to Maturity:	2.802%
Net Proceeds to Issuer:	$129,146,250, plus accrued interest
Coupon:	3.250%
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of June and December of each year, commencing June 1, 2015 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (33.00%)
Citigroup Global Markets Inc. (34.00%)
Co-Managers:	ANZ Securities, Inc. (3.00%)
BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
Commerz Markets LLC (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Itau BBA USA Securities, Inc.(3.00%)
Loop Capital Markets LLC (3.00%)
Scotia Capital (USA) Inc. (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
Wells Fargo Securities, LLC (3.00%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.

CUSIP:	14912L6G1
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847 or Citigroup Global Markets Inc. toll free at (800) 831-9146.